As filed with the Securities and Exchange Commission on March 5, 2026

Registration No. 333-286659

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8 REGISTRATION STATEMENT NO. 333-286659

UNDER

THE SECURITIES ACT OF 1933

Spirit Aviation Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	38-1747023
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

1731 Radiant Drive

Dania Beach, Florida 33004

(954) 447-7920

(Address, including zip code, of registrant’s principal executive offices)

Spirit Aviation Holdings, Inc. 2025 Incentive Award Plan

(Full title of the plan)

Thomas C. Canfield

Executive Vice President and General Counsel

1731 Radiant Drive

Dania Beach, Florida 33004

(Name and address of agent for service)

(954) 447-7920

(Telephone number, including area code, of agent for service)

With copies to:

Travis Triano

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

(212) 450-4794

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.1

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for ☐ complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (the “Post-Effective Amendment”) relates to the Registration Statement No. 333-286659 on Form S-8 (the “Registration Statement”) filed by Spirit Aviation Holdings, Inc. (the “Company”) with the Securities and Exchange Commission (the “SEC”) on April 21, 2025, relating to the registration of 4,032,258 shares of its common stock, par value $0.0001 per share (the “Shares”), issuable pursuant to awards under the Spirit Aviation Holdings, Inc. 2025 Incentive Award Plan (the “2025 Plan”).

On August 29, 2025, the Company and certain of its subsidiaries filed voluntary petitions for relief under chapter 11 of title 11 of the United States Code in the United States Bankruptcy Court for the Southern District of New York.

In connection with the foregoing, the Company has terminated the offering of securities pursuant to the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that remain unsold at the termination of the offering, the Company hereby removes from registration any and all securities registered but unsold under the Registration Statement, if any, as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities, and the Company hereby terminates the effectiveness of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dania Beach, State of Florida, on the 5th day of March, 2026.

Spirit aviation holdings, inc.

By:	/s/ Thomas Canfield
	Name:	Thomas C. Canfield
	Title:	Executive Vice President and General Counsel

No other person is required to sign this Post-Effective Amendment in reliance on Rule 478 of the Securities Act of 1933, as amended.